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Exhibit 99.1(a)(7)

24/7 REAL MEDIA, INC.
132 West 31st Street
New York, NY 10001
(212) 231-7100

INFORMATION STATEMENT PURSUANT TO
SECTION 14(f) OF THE SECURITIES EXCHANGE
ACT OF 1934 AND RULE 14f-1 THEREUNDER

GENERAL INFORMATION

        This Information Statement is mailed on or about May 31, 2007, as part of the Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of 24/7 Real Media, Inc. ("24/7" or the "Company") to the holders of record of shares of the common stock, par value $0.01 per share (the "Common Stock" or "Shares"), of the Company. You are receiving this Information Statement in connection with the possible election of persons designated by WPP Group plc ("Parent") to a majority of the seats on the board of directors of the Company (the "Board").

        On May 17, 2007, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with TS Transaction, Inc. ("Purchaser"), an indirect wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Purchaser has commenced an offer to purchase all outstanding shares of Common Stock of the Company in exchange for $11.75 per Share (referred to as the "Offer Price"), upon the terms and subject to the conditions of the Merger Agreement as described in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). Copies of the Offer to Purchase and the Letter of Transmittal have been mailed to stockholders of the Company and are filed as Exhibits (a)(1) and (a)(2), respectively, to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the Securities and Exchange Commission (the "SEC") on May 31, 2007.

        The Merger Agreement provides that, among other things, as soon as practicable following completion of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporate Law (the "DGCL"), the Purchaser will be merged with and into the Company, with the Company surviving the merger as an indirect wholly-owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than restricted Shares, Shares in respect of which appraisal rights have been exercised and perfected in accordance with the DGCL and Shares held by Parent, the Purchaser, the Company, or any wholly-owned subsidiary of Parent or the Company), will be converted into the right to receive $11.75 per Share or any higher price paid in the Offer, without interest and subject to any applicable withholding tax.

        The Offer, the Merger and the Merger Agreement are more fully described in the Schedule 14D-9, to which this Information Statement forms Annex A, which was filed by the Company with the SEC on May 31, 2007 and which is being mailed to stockholders of the Company along with this Information Statement.

        This Information Statement is being mailed to you in accordance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 promulgated thereunder. Information set forth herein relating to Parent, Purchaser or the Parent Designees (as defined below) has been provided by Parent. You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters set forth herein.

        The Purchaser commenced the Offer on May 31, 2007. As set forth in the Offer to Purchase, the Offer is currently scheduled to expire at 12:00 midnight, New York City time, at the end of Wednesday, June 27, 2007 unless the Offer is extended by the Purchaser.

Annex A-1

RIGHT TO DESIGNATE DIRECTORS; PARENT DESIGNEES

        The Merger Agreement provides that effective upon the acceptance for payment of any Shares pursuant to the Offer and subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent will be entitled to designate the number of directors (the "Parent Designees"), rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board, giving effect to the election of any additional directors, and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Purchaser, including Shares accepted for payment, bears to the total number of Shares outstanding. The Company will use reasonable best efforts to cause Parent designees to be elected or appointed to the Board, including increasing the number of directors and seeking and accepting resignations of incumbent directors. The Company will use reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Board, each board of directors of each subsidiary of the Company, and each committee of the board of each subsidiary, that represents the same percentage as the individuals represent on the Board, in each case to the fullest extent permitted by applicable law.

        The Parent Designees will be selected by Parent from the individuals listed below. The information provided below was provided by Parent for inclusion in this Information Statement and the Company has not made any independent verification, and makes no representation as to, the accuracy or completeness of information regarding the Parent Designees. Each of the following individuals has consented to serve as a director of the Company if appointed or elected. None of the persons from among whom the Parent Designees will be selected currently is a director of, or holds any positions with, the Company. Parent has advised the Company that, to the best of Parent's knowledge, except as set forth below, none of the Parent Designees or any of their affiliates beneficially owns any equity securities or rights to acquire any such securities of the Company, nor has any such person been involved in any transaction with the Company or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC other than with respect to transactions between the Company and Parent or Purchaser that have been described in the Schedule TO or the Schedule 14D-9.

        The name, age and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser and Parent are set forth below. Unless otherwise indicated, the business address of each director and executive officer of Purchaser and Parent is 27 Farm Street, London W1J 5RJ England. None of the persons listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, all persons listed below are citizens of the United States.

        The following tables consist of those individuals from which the Parent will select the Parent Designees.

Annex A-2

1.
TS Transaction, Inc.

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address
Thomas O. Neuman	56
		Senior Vice President—Taxes, WPP USA. Tom Neuman was appointed Senior Vice President—Taxes in 2001. Mr. Neuman is also a Director and Senior Vice President-Taxes of Young & Rubicam Inc. and TS Transaction, Inc., both of which are indirect wholly-owned subsidiaries of WPP Group plc. Mr. Neuman is a citizen of the United States.	The address of WPP Group USA, Inc. is 125 Park Avenue, New York, New York 10017. The address of Young & Rubicam, Inc. is 285 Madison Avenue, New York, NY 10017-6401.
Mary Ellen Howe	52
		Director, Chief Financial Officer, Vice President and Secretary, WPP USA. Mary Ellen Howe was appointed Chief Financial Officer in 1997. Ms. Howe is also a Director of Young & Rubicam Inc. and TS Transaction, Inc. and Vice President and Secretary of Young & Rubicam Inc. Ms. Howe is a citizen of the United States.	The address of WPP Group USA, Inc. is 125 Park Avenue, New York, New York 10017. The address of Young & Rubicam, Inc. is 285 Madison Avenue, New York, NY 10017-6401.
Kevin Farewell	53
		Vice President—Senior Tax Counsel, WPP USA. Mr. Farewell was appointed Vice President—Senior Tax Counsel in 2001. Kevin Farewell is also the Vice President and Senior Tax Counsel of Young & Rubicam Inc. and the Secretary of TS Transaction, Inc. Mr. Farewell is a citizen of the United States.	The address of WPP Group USA, Inc. is 125 Park Avenue, New York, New York 10017. The address of Young & Rubicam, Inc. is 285 Madison Avenue, New York, NY 10017-6401.

Annex A-3

Tom Lobene	52
		Treasurer, WPP USA. Tom Lobene was appointed Treasurer in 2003. Mr. Lobene is also the Treasurer of both Young & Rubicam Inc. and TS Transaction, Inc. From 2000 to 2003, he served as the Assistant Treasurer- International at Hewlett Packard, a technology solutions provider to consumers, businesses and institutions globally. Mr. Lobene is a citizen of the United States.
The address of WPP Group USA, Inc. is 125 Park Avenue, New York, New York 10017.

The address of Young & Rubicam, Inc. is 285 Madison Avenue, New York, NY 10017-6401.

			The address of Hewlett Packard is 1501 Page Mill Road, Palo Alto, CA 94304.
Paul Richardson	49
		Finance director of WPP. Paul Richardson became finance director of WPP in 1996 after four years with WPP as director of treasury. He is responsible for WPP's worldwide functions in finance, information technology, procurement, property, treasury, internal audit and corporate responsibility. Mr. Richardson is an Executive Vice President of WPP USA and a Director and Executive Vice President Young & Rubicam Inc. He is also the country manager for Italy and the President of TS Transaction, Inc. Previously he spent six years with the central financial team of Hanson PLC, one of the world's leading heavy building materials companies. He is a chartered accountant and member of the Association of Corporate Treasurers. He is a non-executive director of Chime Communications PLC, a holding company for the United Kingdom's leading public relations group and of STW Communications Group Limited, Australia's largest communications services group. Both Chime Communications PLC and STW Communications Group Limited are companies associated with WPP. Mr. Richardson is a citizen of the United Kingdom.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Young & Rubicam, Inc. is 285 Madison Avenue, New York, NY 10017-6401.
2.
WPP Group plc

Annex A-4

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address
Philip Lader	61

		Non-executive chairman of WPP. Philip Lader was appointed chairman in 2001. The US Ambassador to the Court of St James's from 1997 to 2001, he previously served in several senior executive roles in the US Government, including as a Member of the President's Cabinet and as White House Deputy Chief of Staff. Before entering government service, he was executive vice president of the company managing the late Sir James Goldsmith's US holdings. Previously he was the president of a prominent American real estate company and universities in the US and Australia. A lawyer, he is also a Senior Advisor to Morgan Stanley, a member of the Council of Lloyd's (Insurance Market), a director of RAND, Marathon Oil, Rusal, AES Corporations, and Songbird Estates plc (Canary Wharf), a trustee of the Smithsonian Museum of American History and a member of the Council on Foreign Relations. Mr. Lader is a citizen of the United States.

The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
The address of Morgan Stanley is 20 Bank Street, Canary Wharf, Floor 07, London E14 4AD United Kingdom.
The address of Lloyd's of London is One Lime Street, London EC3M 7HA United Kingdom.
The address of RAND Corporation is 1776 Main Street, PO Box 2138, Santa Monica, CA 90407-9979.
The address of Marathon Oil Corp. is 5555 San Felipe Road, Houston, Texas 77056-2799.
The address of AES Corporation is 4300 Wilson Boulevard, Arlington, Virginia 22203.
			The address of Songbird Estates plc is 30th floor, One Canada Square, Canary Wharf, London E14 5AB United Kingdom.

Annex A-5

Sir Martin Sorrell	62
		Chief executive of WPP. Sir Martin Sorrell joined WPP in 1986 as a director, becoming WPP chief executive in the same year. Since 2006, he has served as a non-executive director of Formula One. Sir Martin is a citizen of the United Kingdom. The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. Sir Martin is a citizen of the United Kingdom.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
Paul W. G. Richardson	49
		Finance director of WPP. Paul Richardson became finance director of WPP in 1996 after four years with WPP as director of treasury. He is responsible for WPP's worldwide functions in finance, information technology, procurement, property, treasury, internal audit and corporate responsibility. Mr. Richardson is an Executive Vice President of WPP USA and a Director and Executive Vice President of Young & Rubicam Inc. He is also the country manager for Italy and the President of TS Transaction, Inc. Previously he spent six years with the central financial team of Hanson PLC, one of the world's leading heavy building materials companies. He is a chartered accountant and member of the Association of Corporate Treasurers. He is a non-executive director of Chime Communications PLC, a holding company for the United Kingdom's leading public relations group and of STW Communications Group Limited, Australia's largest communications services group. Both Chime Communications PLC and STW Communications Group Limited are companies associated with WPP. Mr. Richardson is a citizen of the United Kingdom.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Young & Rubicam, Inc. is 285 Madison Avenue, New York, NY 10017-6401.

Annex A-6

Mark Read	40	Strategy director of WPP. Mark Read was appointed a director in March 2005. He has been WPP's director of strategy since 2002 and CEO of WPP Digital since 2002. He is a member of the Supervisory Board of HighCo. He worked at WPP between 1989 and 1995 in both parent company and operating company roles. Prior to rejoining WPP in 2002, he was a principal at the consultancy firm of Booz-Allen & Hamilton and founded and developed the company WebRewards, a website that gives web rewards for completing certain activities which can then be exchanged for gifts and prizes in the United Kingdom. Mr. Read is a citizen of the United Kingdom.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
Colin Day	51

		Non-executive director of WPP. Colin Day was appointed a non-executive director in July 2005. He is group finance director of Reckitt Benckiser plc, one of the world's leading manufacturers of cleaning products, having been appointed to its board in September 2000. Prior to joining Reckitt Benckiser he was group finance director of Aegis Group plc, a leading marketing services company, and previously held a number of senior finance positions with ABB Group plc, a global leader in power and automation technologies, and De La Rue Group plc, the world's largest commercial security printer and papermaker. He was a non-executive director of Imperial Tobacco plc, an international tobacco company, until February 2007 and of easyJet plc, a European low-cost airline, until September 30, 2005. Mr. Day is a citizen of the United Kingdom.

The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Reckitt Benckiser plc is 103-105 Bath Road, Slough Berkshire, SL1 3UH United Kingdom.
The address of Imperial Tobacco plc is PO Box 244, Upton Road, Bristol, B 599 7UJ United Kingdom.
			The address of easyJet plc is Hangar 89, London Luton Airport, Bedfordshire, LU2 9PF United Kingdom.

Annex A-7

Esther Dyson	55

Non-executive director of WPP. Esther Dyson was appointed a director in 1999. In 2004 she sold her 21-year-old company, EDventure Holdings, Inc. to CNET Networks, the US-based interactive media company. She left CNET at the end of 2006 and now operates as an independent investor and entrepreneur, again under the name of EDventure. She is an acknowledged deep thinker in the information technology industry, and has been highly influential for the past 20 years on the basis of her insight into the online/information technology market worldwide, including the emerging markets of Central and Eastern Europe and Asia. An angel investor as well as an analyst/observer, she recently participated in the sale of Flickr to Yahoo! and of Medstory to Microsoft. She sits on the boards of other IT start-ups including Boxbe (US), Eventful.com (US), Meetup Inc. (US), Midentity (UK), NewspaperDirect (Canada), CVO Group (Hungary) and Yandex (Russia). She sat on the consumer advisory board of Orbitz until its sale to Cendant. She is also active in public affairs and was founding chairman of ICANN, the domain name policy agency, from 1998 to 2000. She currently sits on the board of The Sunlight Foundation, which advocates transparency in government and is pushing US legislators to publish their daily diaries. Ms. Dyson is a citizen of the United States.

The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
The address of CNET is 235 Second Street, San Francisco, CA 94105.
The address of EDventure Holdings is 632 Broadway, New York, NY 10012.

Annex A-8

Orit Gadiesh	56	Non-executive director of WPP. Orit Gadiesh was appointed a director in April 2004. She is chairman of Bain & Company, Inc., a global management consulting company, and a world-renowned expert on management and corporate strategy. She holds an MBA from Harvard Business School and was a Baker Scholar. She is a member of the International Advisory Board at Haute Ecole Commerciale in France. She is a member of the Foundation Board for the World Economic Forum, and on the Board of Directors of The Peres Institute for Peace. She is a member of the Council on Foreign Relations, a trustee for Eisenhower Fellowships and a member of the Business Committee of the Metropolitan Museum of Art, New York. Mr. Gadiesh is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Bain & Company, Inc. is 131 Dartmouth Street, Boston, MA 02116
David H. Komansky	68	Non-executive director of WPP. David Komansky was appointed a director in January 2003. He was chairman of the Board of Merrill Lynch & Co, Inc., one of the world's leading financial management and advisory services companies, serving until his retirement on April 28, 2003. He served as chief executive officer from 1996 to 2002, having begun his career at Merrill Lynch in 1968. Among many professional affiliations, he serves as a director of Black Rock, Inc., provider of global investment management, risk management and advisory services to institutional and retail clients around the world, and as a member of the International Advisory Board of the British American Business Council. Active in many civic and charitable organizations, he serves on the Board of the New York Presbyterian Hospital. Mr. Komansky is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
The address of Merrill Lynch & Co, Inc. is 4 World Financial Center, New York, New York 10080. The address of Black Rock, Inc. is 40 East 52nd Street, New York, NY 10022.

Annex A-9

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address
Christopher Mackenzie	52

		Non-executive director of WPP. Christopher Mackenzie was appointed a director in 2000. Since 2002, he has served as chief executive officer of Equilibrium, a London-based investor group. He is also a board member of the Abdul Latif Jameel Group, KazMunaiGas Exploration & Production JSC and Champagne Jacquesson et Fils S.A. He served as the chief executive officer of financial service groups including Brunswick Capital in Russia, Trizec Properties in the US and GE Capital Europe. Mr. Mackenzie is a citizen of the United Kingdom.

The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
The address of Equilibrium is 2nd Floor, Berkeley Square House, Berkeley Square, London WIJ 6BB United Kingdom.
The address of Abdul Latif Jameel Group is PO Box 248, Aeroplane Roundabout, Prince Majid Street, 21411 Jeddah Saudi Arabia.
The address of KazMunaiGas is 2 Birinshi Koshe, Sol Zhagalau 0100000 Astana, Republic of Kazakhstan.
The address of Champagne Jacquesson is 68 Rue du Colonel Fabien, Dizy 51530, France.
			The address of Brunswick Capital in Russia is Paveletsky Tower, Paveletskaya plosehad, 2/2 Moscow 115054, Russia.

Annex A-10

Stanley (Bud) Morten	63
		Non-executive director of WPP. Bud Morten was appointed a director in 1991. He is a consultant and private investor. He is currently the Independent Consultant to Citigroup/Smith Barney with responsibility for its independent research requirements. Previously he was the chief operating officer of Punk, Ziegel & Co., a New York investment banking firm with a focus on the healthcare and technology industries. Before that he was the managing director of the equity division of Wertheim Schroder & Co., Inc., in New York. He is a former non-executive director of Register.com, which was sold to a private equity firm in November 2005 and is no longer a public company. He is also a non-executive director of The Motley Fool, Inc., which is a private company. Mr. Morten is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Citigroup is 399 Park Avenue, New York, NY 10043.
Koichiro Naganuma	62
		Non-executive director of WPP. Koichiro Naganuma was appointed a director in February 2004. Since 2004, he has served as president and group chief operating officer of ASATSU-DK Inc., also known as ADK. Joining the agency in 1981, he began his career with the account service of global clients in the agency. His mandate thereafter expanded to the total operation of the group. He replaced ADK Chairman Masao Inagaki on the Board who retired upon the appointment of Mr. Naganuma. ADK is Japan's third largest advertising and communications company, and ninth largest in the world. WPP took a 20% interest in ADK in 1998. Mr. Naganuma is a citizen of Japan.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of ASATSU-DK Inc. is 13-1, Tsukiji 1-chome, Chuo-ku, Tokyo, Japan.

Annex A-11

Lubna Olayan	51
		Non-executive director of WPP. Lubna Olayan was appointed a director in March 2005. Since 1986, Ms. Olayan has been the deputy chairman and chief executive officer of the Olayan Financing Company (OFC), a subsidiary and the holding entity for the Olayan Group's operations in the Kingdom of Saudi Arabia and the Middle East. OFC operates or actively participates in more than 40 companies, often in partnership with leading multinationals and is one of the largest investors in the Saudi and regional stock markets. Ms. Olayan is a Board Member of Saudi Hollandi Bank, a publicly listed company in Saudi Arabia. She is also a member of the International Business Council of the World Economic Forum and the International Advisory Board of the Council on Foreign Relations. Ms Olayan is a member of the Board of Directors of INSEAD. In October 2006, Ms. Olayan joined the International Advisory Board of Rolls Royce. Mr. Olayan is a citizen of the Kingdom of Saudi Arabia.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Olayan Financing Company is P.O. Box 8772, Riyadh, 11492 Saudi Arabia.

Annex A-12

Name	Age	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address
John Quelch	55

		Non-executive director of WPP. John Quelch was appointed a director in 1988. He is Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School. Between 1998 and 2001 he was Dean of the London Business School. He also serves as chairman of the Massachusetts Port Authority. Professor Quelch's writings focus on global business practice in emerging as well as developed markets, international marketing and the role of the multinational corporation and the nation state. He is a non-executive director of Gentiva Health Services Inc., Inverness Medical Innovations, Inc. and Pepsi Bottling Group Inc. He served previously on the boards of Blue Circle Industries plc, easyJet plc, Pentland Group plc and Reebok International Limited. Mr. Quelch is a citizen of the United States.

The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
The address of Harvard Business School is Soldiers Field, Boston, Massachusetts 02163.
The address of London Business School is Regent's Park, London NW1 4SA United Kingdom.
The address of Gentiva Health Services is 3 Huntington Quadrangle, 200S, Melville, NY 11747-4627.
The address of Inverness Medical Innovations, Inc. Is 51 Sawyer Road, Suite 200, Waltham, MA 02453.
The address of PepsiCo, Inc. is 700 Anderson Hill Road, Purchase, NY 10577.
The address of easyJet plc is Hangar 89, London Luton Airport, Bedfordshire LU2 9PF United Kingdom.
			The address of Blue Circle Industries plc, Technical Centre 305 London Rd., Greenhithe, England.

Annex A-13

The address of easyJet plc is Hangar 89, London Luton Airport, Bedfordshire, LU2 9PF United Kingdom.
The address of Pentland Group plc is The Pentland Centre, Lakeside, Squires Lane, Finchley, London N3 2QL, United Kingdom.
			The address of Reebok UK is Moor Lane Mill, Lancaster LA1 1GF United Kingdom.
Jeffrey A. Rosen	59
		Non-executive director of WPP. Jeffrey Rosen was appointed a director in December 2004. Since 2002, he has served as a deputy chairman and managing director of Lazard Ltd. He has over 30 years' experience in international investment banking and corporate finance. He is a member of the Council on Foreign Relations and is President of the Board of Trustees of the International Center of Photography in New York. Mr. Rosen is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom. The address of Lazard Ltd. is Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

Annex A-14

Paul Spencer	57

Non-executive director of WPP. Paul Spencer was appointed a director in April 2004. He is a financier with 20 years' experience in the financial management of a number of blue chip companies, including British Leyland PLC, Rolls-Royce PLC, Hanson PLC and Royal & Sun Alliance PLC. He served as UK chief executive of Royal & Sun Alliance PLC between 1999 and 2002. Since 2003, he has served as the chairman of State Street Managed Pension Funds Ltd. Since 2004, he has served chairman of the Association of Corporate Treasurers' Advisory Board, NS&I (National Savings), the UK government-owned retail savings institution, and Sovereign Reversions Group plc. He is also a non-executive director of Resolution Life Group plc and Nipponkoa Insurance (Europe) Ltd. Paul is a governor of Motability, a UK charity for the disabled. Mr. Spencer is a citizen of the United Kingdom.

The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.
The address of Rolls-Royce International Limited is 65 Buckingham Gate, London SW9E 6AT United Kingdom.
The address of Royal & Sun Alliance PLC is 9th Floor, One Plantation Place, 30 Fenchurch Street, London EC3M 3BD United Kingdom.
The address of State Street Corporation is 225 Franklin Street, Boston, Massachusetts 02110.
The address of NS&I is Blackpool FY3 9YP United Kingdom.
The address of Sovereign Reversions Group plc is 31 Goldington Road, Bedford MK40 3LH United Kingdom.
The address of Resolution Life Group plc is Juxon House, 100 St. Paul's Churchyard, London EC4M 8BU United Kingdom.
The address of Nipponkoa Insurance (Europe) Ltd. is 3-7-3 Kasumigaseki Chiyoda-Ku, Tokyo Japan.

Annex A-15

CERTAIN INFORMATION REGARDING THE COMPANY

        Our common stock is the only class of voting securities of 24/7 Real Media, Inc. outstanding. Each share of our common stock has one vote. As of close of business on April 30, 2007, there were 51,367,238 shares of common stock outstanding.

INFORMATION CONCERNING CURRENT
DIRECTORS AND OFFICERS OF 24/7 REAL MEDIA, INC.

Directors

        In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board is divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. The Board is currently composed of six members.

        The following sets forth the name, ages and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Company. Unless otherwise indicated, each such person is a citizen of the United States and the business address of such person is c/o 24/7 Real Media, Inc., 132 West 31st Street, New York, New York 10001. There are no family relationships between any director or executive officer and any other director or executive officer or any other director or executive officer of the Company.

Name	Age	Position	Director Since
David J. Moore	54	Chairman of the Board and Chief Executive Officer	1998
Robert J. Perkins	59	Director	2001
Tony Schmitz	48	Director	2004
Arnie Semsky	61	Director	1998
Brian Silva	50	Director	2006
Val Zammit	59	Director	2001

        David J. Moore has been our Chief Executive Officer and a director since February 1998, and has served as Chairman of our board of directors since January 2002. Mr. Moore was President of Petry Interactive, an Internet advertising network and a predecessor to our Company, from December 1995 to February 1998. From 1993 to 1994, Mr. Moore was President of Geomedica, an online service for physicians, which he sold to Reuters. From 1982 to 1992, Mr. Moore was a Group Vice President at Hearst/ABC-Viacom Entertainment Services, a media company, where he participated in the launch of Cable Health Network, Lifetime Television, Lifetime Medical Television, a service targeted to physicians, and HealthLink Television, a physician waiting room television service. From 1980 to 1982, Mr. Moore had a television advertising sales position with Turner Broadcasting. Mr. Moore is a member of The Executive Committee of the Interactive Advertising Bureau and serves as the chairman of the board of directors of Local Matters, Inc. and as a director of OurStage, Inc. Mr. Moore received a Bachelor of Arts degree in Communications from Northern Illinois University.

        Robert J. Perkins has been a director since October 2001. Mr. Perkins has served as President of Consensus Research Group, Inc., a global marketing research and consulting firm headquartered in New York City, since 2001. From 1999 to 2001, Mr. Perkins was a partner at the Peppers and Rogers Group, a leading global customer relationship management consulting firm. In 1998 he founded and became CEO of Chamber Communications, a for-profit branch of the U.S. Chamber of Commerce. He was Chief Marketing Officer at Playboy Enterprises from 1996 to 1998 and at Calvin Klein Inc. from 1994 to 1996. Prior to that, Mr. Perkins was Senior Vice President of Marketing at Pizza Hut from

Annex A-16

1991 to 1994. Before beginning his business career, Mr. Perkins was a USAF Instructor Pilot in T-38A supersonic, fighter-type aircraft. Mr. Perkins received a Masters of Arts degree from Texas Tech University and a Bachelor of Business Administration degree from the University of Iowa.

        Tony Schmitz has been a director since August 2004. Mr. Schmitz has served as President of Pine Street Capital Partners, a venture capital fund, since October 2004. Mr. Schmitz also served as a consultant to our Company from November 2004 to December 2004 and served as Chief Technology Officer of our Company from January 2003 through October 2004. From February 2001 to January 2003, Mr. Schmitz was the Chief Executive Officer of Insight First, Inc. From May 2000 to February 2001, Mr. Schmitz was the Chief Strategy Officer of Insight First. Mr. Schmitz was managing partner at marchFIRST (formerlyUSWeb/CKS) from June 1998 to May 2000. Mr. Schmitz also served as Chief Technology Officer at Gray Peak Technologies from June 1997 to June 1998 and as a principal at Reach Networks from 1988 to 1997. Mr. Schmitz currently serves on the Board of Directors of StreetEasy and as board observer to the Board of Directors of Velocity Technology Solutions, and has been nominated to serve on the Board of Directors of SendWordNow Communications, Inc. Mr. Schmitz obtained a Bachelor of Science degree in Business from the State University of New York at Albany.

        Arnie Semsky has been a director since June 1998. Mr. Semsky has been self-employed as a media advisor since January 1999. He previously served as the Executive Vice President, Worldwide Media Director and Board member of the BBDO Worldwide unit of Omnicom Group, the parent company of a group of advertising agencies, for 20 years. Prior to that time, he was Vice President, National TV for Grey Advertising. Mr. Semsky is a senior advisor for ESPN and the ESPN/ABC Sports Customer Marketing and Sales unit. Mr. Semsky currently serves on the Board of Directors of Interep and the John A. Reisenbach Foundation. He is on the Board of Advisors of several Internet companies, including Rapt Inc. and BrandPort, Inc. Mr. Semsky received a Bachelor of Arts degree in English from Pace University.

        Brian Silva has been a director since May 2006. Since March 2006, Mr. Silva has been the Senior Vice President of Human Resources at Gentiva Health Services, Inc., a provider of home healthcare services. From September 1995 to February 2006, Mr. Silva was Senior Vice President -Human Resources & Administration and Corporate Secretary for Linens N Things, Inc., an international retailer of home furnishings. Mr. Silva serves on the Dean's Advisory Board of St. John's University and is an adjunct professor of Human Resources at New York Institute of Technology Graduate School of Education. Mr. Silva received a Bachelor of Arts degree from St. Johns University, a Master of Science degree from Columbia University in Organization Psychology and a Master of Arts degree in Human Resources Management and Labor Relations from New York Institute of Technology.

        Val Zammit has been a director since October 2001. Mr. Zammit has been a self-employed consultant on financial and accounting matters to a number of companies since 2001, and previously served as President and Chief Executive Officer of True North Diversified Companies from 1998 to 2001. From 1988 to 1998 Mr. Zammit was Chief Financial Officer and Vice Chairman of Bozell, Jacobs, Kenyon & Eckhardt. He also previously held positions at Young & Rubicam and the accounting firm, Price Waterhouse. Mr. Zammit received a Bachelor of Arts degree in Accounting from Manhattan College.

Annex A-17

Executive Officers

        The current Executive Officers of the Company are:

Name	Age	Position
David J. Moore	54	Chairman of the Board and Chief Executive Officer
Jonathan K. Hsu	35	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Mark E. Moran	45	Executive Vice President, General Counsel and Secretary

        David J. Moore has been our Chief Executive Officer and a director since February 1998, and has served as Chairman of our board of directors since January 2002. Mr. Moore was President of Petry Interactive, an Internet advertising network and a predecessor to our Company, from December 1995 to February 1998. From 1993 to 1994, Mr. Moore was President of Geomedica, an online service for physicians, which he sold to Reuters. From 1982 to 1992, Mr. Moore was a Group Vice President at Hearst/ABC-Viacom Entertainment Services, a media company, where he participated in the launch of Cable Health Network, Lifetime Television, Lifetime Medical Television, a service targeted to physicians, and HealthLink Television, a physician waiting room television service. From 1980 to 1982, Mr. Moore had a television advertising sales position with Turner Broadcasting. Mr. Moore is a member of The Executive Committee of the Interactive Advertising Bureau and serves as the chairman of the board of directors of Local Matters, Inc. and as a director of OurStage, Inc. Mr. Moore received a Bachelor of Arts degree in Communications from Northern Illinois University.

        Jonathan K. Hsu has served as our Chief Operating Officer since July 2006, as well as Executive Vice President and our Chief Financial Officer since January 2004, as our Senior Vice President—Corporate Development from March 2002 to January 2004, and as our Vice President—Corporate Development from November 2001 to March 2002. Mr. Hsu served as Vice President—Corporate Development of Real Media, Inc. from March 2000 to November 2001. From June 1998 to March 2000, Mr. Hsu was a senior associate in the Global Mergers and Acquisitions Group of JP Morgan Chase Securities. From September 1995 to June 1998, Mr. Hsu was a partner in American Lead Ventures. Mr. Hsu obtained a Masters of Business Administration degree in Finance and Strategic Management from the Wharton School of Business and a Bachelor of Arts degree in Economics from Harvard University.

        Mark E. Moran has served as our Executive Vice President since March 2002 and as our Senior Vice President from April 1998 to March 2002. He has also served as our General Counsel and Secretary since April 1998. From June 1993 to April 1998, Mr. Moran was an associate attorney at the law firm of Proskauer Rose LLP. From April 1986 to May 1993, Mr. Moran was a financial analyst in the Securities Processing Division of The Bank of New York. Mr. Moran received a Juris Doctorate degree from Fordham Law School, a Masters of Business Administration degree in Finance from Fordham Graduate School of Business, and a Bachelor of Arts degree in Economics from The University of Virginia.

Other Key Employees

        Ari Bluman has served as our Senior Vice President—U.S. Sales and Operations since November 2005, as our Senior Vice President—Web Alliance from January 2005 to November 2005, as our Vice President—Direct Solutions from October 2002 to January 2005 and as our Vice President—Inside Sales from February 1998 to September 2001. From September 2001 to October 2002 Mr. Bluman was Vice President of Sales at Now Marketing, Inc. Mr. Bluman received a Bachelor of Arts degree in Political Science from the University of Maryland.

        Anthony Borruso has served as our Chief Infrastructure Officer since January 2007. From May 2006 to November 2006, Mr. Borruso was Vice President—Technology at LTB Media. From May 2003 to

Annex A-18

April 2006, Mr. Borruso was Chief Technology Officer of 121 Communications. From February 2002 to May 2003, Mr. Borruso served as a consultant working primarily in Hong Kong. From July 1999 to December 2001, Mr. Borruso was Vice President—Operations and Engineering of AirMedia. Mr. Borruso received a Bachelor of Arts degree in Computer Science from New York University.

        Jae Woo Chung has served as President—24/7 Real Media (Asia), focusing on rolling out our business throughout Asia, since January 2005 and as President—Real Media Korea from April 1998 to December 2004. Mr. Chung has also served as the President of K.K. 24-7 Search, our Japanese subsidiary that is jointly owned with Dentsu, Inc., since September 2005. From April 1997 to February 1998, Mr. Chung worked as a Senior Consultant for LG EDS. Mr. Chung received a degree in Industrial Engineering from Hanyang University in Korea and a Masters of Business Administration degree from Keio University in Japan. He also studied at Kellogg Graduate School of Business at Northwestern University as an exchange student.

        Oleg Vishnepolsky has served as our Chief Technology Officer since January 2007. From December 2005 to December 2006, Mr. Vishnepolsky was Vice President—Publishing and Search at AOL Time Warner. From July 2001 to August 2005, Mr. Vishnepolsky was Vice President—Marketing Automation and Ad Management Engineering at DoubleClick Inc. From January 2000 to July 2001, Mr. Vishnepolsky was Chief Technology Officer and Vice President—Technology at Inforocket/LiveAdvice. From June 1995 to January 2000, Mr. Vishnepolsky was Vice President—Engineering at SBC/Prodigy. From September 1993 to June 1995, Mr. Vishnepolsky was Vice President at Prudential Securities. From January 1983 to August 1993, Mr. Vishnepolsky was an Advisory Programmer at IBM Watson Research, where he received an Outstanding Technical Achievement Award from John Akers, IBM's Chief Executive Officer at the time. Mr. Vishnepolsky received a Masters of Computer Science degree from Pace University, an equivalent to a Masters of Nuclear Physics degree from the Moscow Engineering Physics Institute and a Bachelor of Arts degree from New York University.

Board Committees and Meetings

Committees of the Board

        We maintain the following committees established by the Board: the Compensation Committee, the Nominating Committee and the Audit Committee. All three committees are comprised entirely of directors who may be classified as "independent" within the meaning of Rule 4200 of the NASD Marketplace Rules and the Exchange Act rules.

Audit Committee

        We have an Audit Committee of the Board that acts pursuant to a separate written charter approved by the Board, a current copy of which is available free of charge on our website at http://www.247realmedia.com/about/audit_committee_charter.html. The members of our Audit Committee are Mr. Zammit (Chair), Mr. Perkins and Mr. Silva. The Audit Committee selects and engages our independent auditors, reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and performs such other duties as may from time to time be determined by the Board. The Board has determined that Mr. Zammit is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. Each of Mr. Zammit, Mr. Perkins and Mr. Silva is "independent" within the meaning of Rule 4200 of the NASD Marketplace Rules and the Exchange Act rules. The Audit Committee held four meetings during the fiscal year ended December 31, 2006.

Compensation Committee

        The Compensation Committee, composed of Mr. Silva (Chair), Mr. Perkins and Mr. Semsky, directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code (the

Annex A-19

"Code") and as non-employee directors under Rule 16b-3(c) of the Exchange Act, annually approves the salaries and other benefits of our executive officers, including the Chief Executive Officer, and administers any of our non-stock based bonus or incentive compensation plans, excluding any cash awards intended to qualify for the exception for performance- based compensation under Section 162(m) of the Code. It also administers our stock-based incentive plans, including the 1998 and 2002 Stock Incentive Plans and is responsible for granting any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Code. The Compensation Committee consults with our management regarding pension and other benefit plans, and compensation policies and our practices. The Compensation Committee held six formal meetings, and held a substantial number of informal telephonic discussions, during the fiscal year ended December 31, 2006.

Nominating Committee

        We have a Nominating Committee of the Board that acts pursuant to a separate written charter, a current copy of which is available free of charge on our website at http://www.247realmedia.com/about/nominating_committee_charter.html. The members of our Nominating Committee are Mr. Perkins (Chair), Mr. Semsky, Mr. Silva and Mr. Zammit, each of whom is "independent" within the meaning of Rule 4200 of the NASD Marketplace Rules and the Exchange Act rules. The Nominating Committee was formed during the fiscal year ended December 31, 2006, and held one meeting during that period. The Nominating Committee determines the criteria for nominating new directors, recommends to the Board candidates for nomination to the Board and oversees the evaluation of the Board. The Nominating Committee's process to identify and evaluate candidates for nomination to the Board includes consideration of candidates for nomination to the Board recommended by stockholders. Such stockholder recommendations must be delivered to our Corporate Secretary, together with the information required to be filed in a Proxy Statement with the Securities and Exchange Commission regarding director nominees, and each such nominee must consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals as set forth in our Bylaws and under the section of this Proxy Statement entitled "Stockholder Nominations." In considering and evaluating stockholder nominations that have been properly submitted, the Nominating Committee will apply the same criteria that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee as described below. To date, we have not received any recommendations from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Nominating Committee's slate of nominees in our proxy statement.

        In addition, certain identification and disclosure rules apply to director candidate proposals submitted to the Nominating Committee by any single stockholder or group of stockholders that has beneficially owned more than five percent of our common stock for at least one year as of the date the recommendation was made (a "Qualified Stockholder Proposal"). If the Nominating Committee receives a Qualified Stockholder Proposal that satisfies the necessary notice, information and consent provisions referenced above, the Proxy Statement will identify the candidate and the stockholder (or stockholder group) that recommended the candidate and disclose whether the Nominating Committee chose to nominate the candidate. However, no such identification or disclosure will be made without the written consent of both the stockholder (or stockholder group) and the candidate to be so identified. The procedures described in this paragraph are meant to establish additional requirements and are not meant to replace or limit stockholders' general nomination rights in any way.

        In evaluating director nominees, the Nominating Committee currently considers the following factors:

  •
  the background, skills and attributes needed to strengthen and balance our Board in light of prevailing business conditions;

Annex A-20

  •
  the knowledge, skills and experience of nominees, including experience in business or finance;

  •
  the knowledge, skills and experience possessed by our current Board members;

  •
  familiarity with our business, businesses similar to ours and our industry;

  •
  experience with, among other matters, accounting rules and practices and corporate governance    principles;

  •
  personal qualities, such as business judgment, reputation and integrity;

  •
  the nominee's ability and willingness to devote sufficient time to Board duties;

  •
  the nominee's independence from management under the NASD Marketplace Rules and the Exchange Act rules; and

  •
  such other factors as the Nominating Committee deems are in our best interests and the best interests of our stockholders

        The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service; provided, however, that the Nominating Committee has a policy that it will not nominate a director who is over the age of 75 at the time of nomination, nor any director who has served a full 15 years on the Board at the time of nomination. If any member of the Board does not wish to continue in service, or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, then the Nominating Committee will identify the desired skills and experience of a new nominee and discuss with the Board potential candidates who meet the criteria. The Nominating Committee may also utilize the services of an outside search firm to assist it in finding appropriate nominees for the Board.

Board Meetings

        Our Board held five meetings during the fiscal year ended December 31, 2006. During the fiscal year ended December 31, 2006, each of the directors attended at least 75% of the aggregate number of meetings of the Board and meetings of all committees of the board on which such directors served held during the period in which such director served as a director. The independent directors have regularly scheduled meetings at which only independent directors are present. We hold our annual meetings in conjunction with a regularly scheduled Board meeting to facilitate the attendance of our directors at the annual meetings. All of our independent directors attended last year's annual meeting.

Annex A-21

Compensation Committee Interlocks and Insider Participation

        Each of Messrs. Silva, Perkins and Semsky, the current members of the Compensation Committee, is an independent, outside director. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION

        As described more fully below, the following chart summarizes the annual compensation for each of our non-employee directors during 2006. David J. Moore, our CEO, does not receive any compensation for his role as Chairman of the Board.

Name	Option Awards ($) (1)	Total ($)
Robert J. Perkins	72,594	72,594
Arnie Semsky	60,341	60,341
Tony Schmitz	50,458	50,458
Brian Silva	57,308	57,308
Val Zammit	66,468	66,468

(1)
Amounts represent the aggregate compensation expense recognized by the Company during the fiscal year ended December 31, 2006 under SFAS 123R, excluding any adjustments in value that related to actual or estimated forfeiture rates. The dollar amounts thus may include amounts from awards granted in and prior to 2006.

Summary of Director Compensation

        All non-employee members of the Board are reimbursed for their expenses for each Board meeting they attend and are eligible to receive stock options pursuant to the 2002 Stock Incentive Plan. Effective January 2005, members of the Board are awarded 20,000 options, an additional 5,000 options for each Committee membership and an additional 2,500 options for each Committee chairmanship, on the date of each Annual Meeting of Stockholders, to purchase shares of common stock at the fair market value on the date of grant, prorated for directors who have served for less than one year since their initial grant. These grants vest in three equal annual installments. With regard to the compensation for Mr. Schmitz, a former employee of the Company, we continued to vest and make available to Mr. Schmitz his existing stock options granted during his employment with the Company, which were fully vested at the end of 2006. Mr. Schmitz received the stock options granted to the Board at the 2006 Annual Meeting of Stockholders. Through the 2004 Annual Meeting of Stockholders, each director was paid an annual cash fee of $6,000 for attending the meetings of the Board and was given a non-qualified option to purchase 3,333 shares of common stock at the fair market rate on the date of the grant. In addition, on January 1, 2005 each director was given a one-time grant of 15,000 options to purchase shares of common stock at the fair market rate on the date of the grant. Directors were also given an additional one-time grant of 5,000 options for each Committee membership and an additional one-time grant of 2,500 options for each Committee chairmanship, to purchase shares of common stock at the fair market rate on the date of the grant. These one-time grants vested immediately.

1998 Stock Incentive Plan and 2002 Stock Incentive Plan

Background; Purpose; Eligibility.

        The following provisions are applicable to our 1998 and 2002 Stock Incentive Plans and are intended only as a summary. The incentive plans are intended (i) to offer our employees and

Annex A-22

consultants and those of our subsidiaries stock-based incentives and other equity-based awards, thereby creating a means to raise the level of stock ownership by employees and consultants in order to attract, retain and reward such employees and consultants and strengthen the mutuality of interests between such employees and consultants and our stockholders and (ii) to offer equity-based awards to non-employee directors, thereby attracting, retaining and rewarding such non-employee directors and strengthening the mutuality of interests between non-employee directors and stockholders.

        All of our employees and consultants are eligible to be granted stock options, stock appreciation rights and restricted stock. Our non-employee directors are eligible to receive grants of nonqualified stock options and to receive grants of common stock.

Administration.

        The incentive plans are administered by the Compensation Committee of our Board, except that with respect to awards to non-employee directors, the Plans are administered by the Board. The Compensation Committee has full authority and discretion, subject to the terms of the incentive plans, to determine who is eligible to receive awards and the amount and type of awards. The Compensation Committee may grant stock options, stock appreciation rights, and restricted stock under the Plans. Terms and conditions of awards are set forth in written grant agreements. No option may have an exercise price less than the fair market value of the common stock at the time of original grant (or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of fair market value). Awards under the incentive plans may not be made on or after the tenth anniversary of the date of its adoption, but awards granted prior to such date may extend beyond that date. All options granted under the incentive plans expire no more than ten years from the date of grant.

Available Shares And Other Units.

        As of December 31, 2006, a maximum of 802,423 and 9,620,453 shares of common stock may be issued pursuant to the 1998 Stock Incentive Plan and the 2002 Stock Incentive Plan, respectively. The maximum number of incentives that may be granted to any individual for each fiscal year during the term of the incentive plans is 750,000. In general, upon the cancellation or expiration of an award, the unissued shares of common stock subject to such awards will again be available for awards under the incentive plans. The number of shares of common stock available for the grant of awards and the exercise price of an award may be adjusted to reflect any change in our capital structure or business by reason of certain corporate transactions or events. The 2002 Plan has an automatic increase of 600,000 shares available for issuance thereunder on the first trading day of each calendar year.

Change of Control

        The Stock Incentive Plan provides that, unless otherwise provided at the time of grant, all stock incentives granted under the Plan shall fully vest upon the occurrence of certain events constituting a change of control of the Company. It has generally been the practice of the Company since 2000 to provide that stock incentives shall not vest upon a change of control, unless the grantee's employment is terminated, or constructively terminated, involuntarily, including as a result of death or disability, in the two years following the change in control.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2007 by: (i) each person who we know to own beneficially more than 5% of the common

Annex A-23

stock; (ii) each of our directors and Named Executive Officers ("NEO" or "NEOs"); and (iii) our current directors and NEOs as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Ownership(1)
David J. Moore	1,878,110	(2)	3.60%
Robert J. Perkins	37,640	(3)	*
Tony Schmitz	80,829	(4)	*
Arnie Semsky	24,113	(5)	*
Brian Silva	15,352	(6)	*
Valentine J. Zammit	117,988	(7)	*
Jonathan K. Hsu	454,211	(8)	*
Mark E. Moran	690,644	(9)	1.34%
All current directors and officers as a group (9 persons)	3,298,887	(10)	6.21%
Beneficial Holders of 5% or more
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,236,120	(11)	11.88%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,979,100	(12)	9.76%
Driehaus Capital Management LLC and Richard H. Driehaus Driehaus Capital Management LLC 25 East Erie Street Chicago, IL 60611	4,179,207	(13)	8.19%
Richard H. Driehaus 1336 Beltjen Road, The Tunick Building St. Thomas, USVI 00802
Pequot Capital Management, LLC 500 Nyala Farm Road Westport, CT 06880	3,206,700	(14)	6.29%
Mellon Financial Corporation c/o Mellon Financial Corporation One Mellon Center Pittsburgh, Pennsylvania 15258	3,120,177	(14)	6.12%
PubliGroupe USA Holdings 1100 Santa Monica Blvd, Suite 550 Los Angeles, CA, 90025	2,487,100	(15)	4.92%

*
Represents less than 1% of the outstanding common stock.

(1)
Percentage is based on total outstanding shares of common stock of 50,998,632 as of March 31, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options or warrants that are exercisable within 60 days of March 31, 2007 and beneficially owned by the person holding such options and warrants are treated as outstanding for the purpose of computing the percentage ownership for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The address for each of the persons listed above, unless otherwise specified below, is c/o 24/7 Real Media, Inc., 132 W. 31st Street, New York, NY 10001.

Annex A-24

(2)
Includes (i) 42,293 shares of common stock held by a family trust and other trusts held for the benefit of Mr. Moore's family members, beneficial ownership of which is disclaimed by Mr. Moore; Mr. Moore's wife is the co-trustee of each such trust; (ii) 20,697 shares of common stock issuable upon exercise of warrants; and (iii) vested options to purchase 1,122,744 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 508,334 shares of common stock not exercisable within 60 days of March 31, 2007. The number of shares of common stock issuable upon exercise of such warrants is subject to anti-dilution adjustments.

(3)
Includes vested options to purchase 37,640 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 59,862 shares of common stock not exercisable within 60 days of March 31, 2007.

(4)
Includes (i) 828 shares of common stock issuable upon exercise of warrants; and (ii) vested options to purchase 80,001 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 20,000 shares of common stock not exercisable within 60 days of March 31, 2007. The number of shares of common stock issuable upon exercise of such warrants is subject to anti-dilution adjustments.

(5)
Includes vested options to purchase 24,113 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 52,779 shares of common stock not exercisable within 60 days of March 31, 2007.

(6)
Includes vested options to purchase 14,166 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 42,084 shares of common stock not exercisable within 60 days of March 31, 2007.

(7)
Includes (i) 8,279 shares of common stock issuable upon exercise of warrants; and (ii) vested options to purchase 40,486 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 52,571 shares of common stock not exercisable within 60 days of March 31, 2007. The number of shares of common stock issuable upon exercise of such warrants is subject to anti-dilution adjustments.

(8)
Includes vested options to purchase 238,333 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 406,668 shares of common stock not exercisable within 60 days of March 31, 2007.

(9)
Includes vested options to purchase 497,090 shares of common stock exercisable within 60 days of March 31, 2007. Excludes unvested options to purchase 208,334 shares of common stock not exercisable within 60 days of March 31, 2007.

(10)
Includes or excludes, as the case may be, shares as described in the above footnotes.

(11)
The ownership information and the stockholder's address are based on information contained in the stockholder's statement on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007, in which the stockholder reports that it has sole dispositive power with respect to 6,060,120 shares of common stock and sole voting power with respect to 1,248,500 shares of common stock. These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(12)
The ownership information and the stockholder's address are based on information contained in the stockholder's statement on Schedule 13G, filed with the Securities and Exchange Commission

Annex A-25

  on February 14, 2007, in which the stockholder reports that it does not hold sole dispositive power or sole voting power with respect to any common stock.

(13)
The ownership information and the stockholders' addresses are based on information contained in the stockholders' statement on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2006, in which the parties report that, collectively, they have shared dispositive power with respect to 3,706,984 shares of common stock and shared voting power with respect to 1,963,116 shares of common stock; and that Richard H. Driehaus has sole voting and dispositive power with respect to an additional 472,223 shares of our common stock, or approximately 1%.

(14)
The ownership information and the stockholder's address are based on information contained in the stockholder's statement on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007, in which the stockholder reports that it has sole dispositive power with respect to 3,206,700 shares of common stock and sole voting power with respect to 3,154,800 shares of common stock.

(15)
The ownership information and the stockholder's address are based on information contained in the stockholder's statement on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007, in which the stockholder reports that it has sole dispositive power with respect to 2,225,587 shares of common stock and sole voting power with respect to 1,667,393 shares of common stock.

(16)
The ownership information and the stockholder's address are based on information contained in the stockholder's statement on Schedule 13G, filed with the Securities and Exchange Commission on June 2, 2003, in which the stockholder reports that it has shared dispositive power with respect to 2,509,104 shares of common stock and shared voting power with respect to 2,509,104 shares of common stock, taking into account the one-for-five reverse split of our common stock completed on February 27, 2004. Pursuant to a Lock-Up and Standstill Agreement dated October 31, 2001, PubliGroupe USA Holding has agreed: (i) through October 2004, without the consent of the Company, not to acquire additional shares of our common stock or take any corporate action inconsistent with the recommendations of the Board of the Company; and (ii) through October 2006, to vote its shares at any stockholder meeting in the manner recommended by our Board, as reflected in our proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10 percent of our common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. In mid-2003, the SEC amended its rules to require that substantially all Section 16 reports be filed within two business days of a reportable event, and that all filings be effected through the SEC's EDGAR filing system. Based on our review of such reports and written representations furnished to us, all such required reports were filed on a timely basis in 2006, except that a Form 4 was filed on March 30, 2006 for David J. Moore to report his exercise of stock options effective March 24, 2006, a Form 4 was filed on November 21, 2006 for each of Robert J. Perkins, Tony Schmitz, Arnie Semsky and Val Zammit to report their grant of stock options effective October 31, 2006, a Form 4 was filed on November 22, 2006 for Brian Silva to report his grant of stock options effective October 31, 2006 and a Form 4 was filed on January 5, 2007 for David J. Moore to report his shares of common stock transferred between direct beneficial ownership and indirect beneficial ownership thru family trusts effective November 3, 2006 and to report his charitable contribution of shares of common stock effective December 29, 2006.

Annex A-26

EXECUTIVE COMPENSATION

        The following tables provide information about the annual compensation of the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and General Counsel (our Named Executive Officers) during fiscal year 2006, the Company's last completed fiscal year.

SUMMARY COMPENSATION TABLE

        The following table sets forth certain compensation information for our NEOs for the fiscal year ended December 31, 2006:

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Stock Awards($)(3)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)	Total($)
David J. Moore Chief Executive Officer	2006	$270,450	$—	$2,019,885	$1,317,701	$437,487	$14,015(5)	$4,059,538
Jonathan K. Hsu Chief Financial Officer and Chief Operating Officer	2006	$200,000	$—	$1,625,531	$1,054,161	$164,058	$—	$3,043,750
Mark E. Moran Executive Vice President and General Counsel	2006	$185,658	$—	$1,011,543	$536,342	$109,372	$—	$1,842,915

(1)
Dollar value of base salary earned (all cash).

(2)
The portion of each bonus based upon performance criteria is included under the column entitled "Non-Equity Incentive Plan Compensation."

(3)
Aggregate compensation expense recognized by the Company during the fiscal year ended December 31, 2006 under SFAS 123R, excluding any adjustments in value that related to actual or estimated forfeiture rates. The dollar amounts thus may include amounts from awards granted in and prior to 2006.

(4)
Amounts include the portion of the annual bonus that is based upon performance measures. For fiscal year 2006, each NEO opted to take the EBITDA portion (as described in more detail above "Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Target Bonuses") of his actual bonus in shares of stock in lieu of cash.

(5)
Amounts shown reflect $10,933.40 attributable to a club membership, charitable contributions and miscellaneous travel expenses.

GRANTS OF PLAN-BASED AWARDS

        The following table discloses certain information regarding the grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(4)
						All Other Stock Awards: Number of Shares of Stock or Units (#)(7)
							Grant Date Fair Value of Stock Awards ($)(8)
Name	Grant Date	Target ($)(2)	Maximum ($)(3)	Target (#)(5)	Maximum (#)(6)
David J. Moore	—	$400,000	$480,000	—	—	—	$—
	11/10/2006	$—	$—	120,000	120,000	40,000	$1,307,200
Jonathan K. Hsu	—	$150,000	$180,000	—	—	—	$—
	11/10/2006	$—	$—	105,000	105,000	35,000	$1,143,800
Mark E. Moran	—	$100,000	$120,000		—		$—
	11/10/2006	$—	$—		60,000		$653,600

(1)
As discussed above under "Compensation Discussion and Analysis—Elements of Named Executive Officer Compensation—Target Bonuses," the Compensation Committee granted each NEO a target bonus that is tied to the Company's achievement of specified performance targets. Awards were earned in 2006 and paid in March 2007. Actual dollar amounts are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(2)
Amounts reported reflect the target annual bonuses for fiscal year 2006. There are no minimums or threshold amounts.

Annex A-27

(3)
The maximum bonus that could be paid for fiscal year 2006 was 120% of the target bonus.

(4)
Amounts reflect restricted stock awards granted during fiscal year 2006 and related to fiscal year 2007 compensation, and which are recorded at fair value at the date of grant. The actual grants vest as follows: 25% on the earlier of March 16, 2008 and the date on which the Company's accountants certify the audited financial results for fiscal year 2007; 25% on January 1, 2009; and 50% on January 1, 2010.

(5)
Amounts reported reflect the target performance-based stock grants related to fiscal year 2007 NEO compensation. There are no minimums or threshold amounts.

(6)
The maximum amount that can be granted is 100% of the target amount.

(7)
Amounts reported reflect vesting stock grants related to fiscal year 2007 NEO compensation. The stock grants vest as follows: 20% on January 1 of each of 2008, 2009 and 2010; 40% on January 1, 2011.

(8)
The dollar value stated for the restricted stock reflects the number of shares multiplied by the fair market value in accordance with SFAS 123R. The assumptions used in the calculation of these amounts are set forth in Note 11 to the Company's consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

        A summary description of stock options and stock grants is set forth in the Section entitled "Compensation Discussion and Analysis" above.

Annex A-28

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table shows outstanding stock options and stock awards as of December 31, 2006 for each of our Named Executive Officers:

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercised		Number of Securities Underlying Unexercised Options(#) Exercised		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)		Option Exercise Price($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value Number of Unearned Shares, Units or Other Rights that Have Not Vested($)(1)
David J. Moore	25,001		—		—		$140.00	01/01/09
	19,497		—		—		$2.65	01/01/11
	19,500		—		—		$6.25	01/01/11
	19,500		—		—		$10.00	01/01/11
	99,991		—		—		$1.15	01/02/12
	16,500		—		—		$1.15	06/14/14
	208,750		—		—		$1.00	10/16/12
	97,500		—		—		$1.15	01/14/13
	3,656		—		—		$1.10	03/20/13
	117,684		—		—		$6.70	01/02/14
	353,499		125,000	(2)	—		$4.33	01/03/15
	83,333	(3)	166,667	(3)	—		$6.40	11/15/15
	—		250,000	(4)			$6.40	11/15/15
	—		—		50,000	(5)	$6.40	11/15/15
									1/15/2005	100,000	(6)	$905,000	—		$—
									11/15/2005	96,500	(4)	$873,325	$75,000	(5)	$678,750
									11/10/2006			$—	$40,000	(7)	$362,000
									11/10/2006			$—	$120,000	(8)	$1,086,000
Jonathan K. Hsu	80,001		—		—		$6.70	01/02/14
	100,000		100,000	(2)	—		$4.33	01/03/15
	66,666	(3)	133,334	(3)	—		$6.40	11/15/15
	—		200,000	(4)	—		$6.40	11/15/15
	—		—		40,000	(5)	$6.40	11/15/15
									1/15/2005	80,000	(6)	$724,000	—		$—
									11/15/2005	77,500	(4)	$701,375	60,000	(5)	$543,000
									11/10/2006	—		$—	35,000	(7)	$316,750
									11/10/2006	—		$—	105,000	(8)	$950,250

Annex A-29

Mark E. Moran	6,250		—		—		$20.00	03/25/08
	15,001		—		—		$140.00	01/01/09
	6,000		—		—		$2.65	01/01/11
	6,000		—		—		$6.25	01/01/11
	6,000		—		—		$10.00	01/01/11
	40,000		—		—		$1.15	01/02/12
	165,500		—		—		$1.15	06/14/14
	5,000		—		—		$1.35	09/01/12
	48,282		—		—		$1.00	10/16/12
	51,390		—		—		$1.15	01/14/13
	80,001		—		—		$6.70	01/02/04
	150,000		50,000	(2)	—		$4.33	01/03/15
	33,333	(3)	66,667	(3)	—		$6.40	11/15/15
	—		100,000	(4)	—		$6.40	11/15/15
	—		—		25,000	(5)	$6.40	11/15/15
									1/15/2005	50,000	(6)	$452,500	—		$—
									11/15/2005	48,500	(4)	$438,925	37,500	(5)	$339,375
									11/10/2006	—		$—	20,000	(7)	$181,000
									11/10/2006	—		$—	60,000	(8)	$543,000

(1)
Calculated as the number of shares multiplied by the closing price of the Shares on December 29, 2006, the last trading day of fiscal year 2006.

(2)
These awards vest on January 1, 2008.

(3)
These awards vest in three equal installments beginning on the first anniversary of the date of grant. The first installment vested on November 15, 2006; the remaining installments vest on November 15, 2007 and November 15, 2008, respectively.

(4)
Assuming the relevant performance targets are met, these awards vest in three equal installments; the first installment vests on the first to occur of March 10, 2007 and the date on which the Company's accountants certify the Company's fiscal year 2006 financial statements; the remaining installments vest on November 15, 2007 and November 15, 2008, respectively.

(5)
Assuming the relevant performance targets are met, these awards vest in a single installment on the first to occur of March 10, 2009 and the date on which the Company's accountants certify the Company's fiscal year 2008 financial statements.

(6)
These awards vest 50% on January 1, 2007 and 50% on January 1, 2008.

(7)
These awards vest 20% on January 1 of each of 2008, 2009 and 2010; 40% on January 1, 2011.

(8)
Assuming the relevant performance targets are met, these awards vest in three equal annual installments; the first installment vests on the first to occur of March 15, 2008 and the date on which the Company's accountants certify the Company's fiscal year 2007 financial statements; the remaining installments best on January 1, 2008 and January 1, 2009, respectively.

Annex A-30

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth certain information regarding stock-based awards that vested during 2006 and stock options exercises during 2006 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
David J. Moore	106,808	$800,771	129,175	$1,312,000
Jonathan K. Hsu	344,412	$2,071,429	102,400	$1,049,600
Mark E. Moran	53,759	$443,414	65,000	$656,000

(1)
The value realized on the exercise of stock options is the difference between the market price at which the shares acquired on exercise were sold and the exercise price of the options.

(2)
The value realized on the vesting of stock awards is the market price at closing of the Shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The table below shows estimates of the compensation payable to each of our Named Executive Officers upon termination of such NEO's employment with the Company under specified circumstances, calculated as if the NEO was terminated effective December 31, 2006. The actual amount that each NEO will receive depends on the specific circumstances surrounding his termination of employment. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if such event occurs on any date other than December 31, 2006 or at any other stock price, or if any assumption is not, in fact, correct. Vested

Annex A-31

stock options are also excluded from this table. For these amounts, see the Outstanding Equity Awards at Fiscal Year-End table above.

Name	Benefit	Termination Without Cause Prior to Change in Control	Termination Without Cause Following Change in Control	Death or Disability
David J. Moore	Salary	$270,450	$270,450	$540,900
	Incentive	200,000	200,000	—
	Accrued paid time off	14,563	14,563	14,563
	Benefits continuation	10,541	10,541	—
	Acceleration of equity awards	—	2,911,501	—

	Total value	$495,554	$3,407,055	$555,463

Jonathan K. Hsu	Salary	$150,000	$150,000	$150,000
	Incentive	150,000	150,000	—
	Accrued paid time off	13,846	13,846	13,846
	Benefits continuation	—	—	—
	Acceleration of equity awards	—	2,118,872	—

	Total value	$313,846	$2,432,718	$163,846

Mark E. Moran	Salary	$69,622	$69,622	$139,244
	Incentive	37,500	37,500	—
	Accrued paid time off	5,713	5,713	5,713
	Benefits continuation	3,953	3,953	—
	Acceleration of equity awards	—	1,179,808	—

	Total value	$116,788	$1,296,596	$144,957

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis should be read together with the compensation tables and related disclosures set forth above. This discussion and analysis contains forward looking statements that are based on our current plans, considerations, expectations and determinations, including statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution readers of these statements not to apply these statements to other contexts.

Compensation Philosophy and Objectives

        In this section we discuss our overall compensation philosophy, as well as aspects of our compensation program that pertain to our Chief Executive Officer, our Chief Operating Officer/Chief Financial Officer, and our General Counsel. We refer to these three individuals throughout as our "Named Executive Officers" or "NEOs." This discussion covers compensation and practices related to our most recently completed fiscal year.

Overall Compensation Philosophy

        The market for quality senior personnel with experience in the online advertising and technology industry is extremely competitive. Companies compete to recruit and retain skilled personnel at all levels, from lower and mid-level employees to members of executive management. One of the main goals underlying our compensation philosophy is, thus, to ensure that the compensation packages that we offer will both attract and retain a desirable employee base.

Annex A-32

        Our general compensation philosophy is designed to link the total compensation of each of our employees to the Company's overall performance, the performance of the employee's business unit or group and the individual performance and success of the employee. Our theory is that, as an employee's level of responsibility increases, his or her overall compensation should be tied more directly to the achievement of specific performance targets. We believe that these types of incentives create an environment in which our employees are stakeholders in our success and, therefore, benefit all of our stockholders.

Executive and Key Employee Compensation Philosophy

        Our compensation philosophy for our Named Executive Officers and key employees is designed to support the general goals outlined above, as well as to establish an appropriate relationship between overall compensation and the Company's financial performance in key areas, the Company's long-term growth objectives and the individual performance of each NEO or key employee, as well as to attract and retain these qualified individuals.

        The Compensation Committee of the Board endeavors to achieve these goals for NEO compensation through a competitive total compensation package that combines reasonable annual base salaries with cash bonuses, restricted stock grants and stock option awards. Certain of these components are tied to the Company's performance in key areas and to the individual's achievement of specified performance objectives. Key employee compensation packages are similarly structured. As a general rule, our NEO and key employee compensation packages provide a significant portion of total compensation through variable, or performance-based, compensation elements. As a result, these compensation packages incentivize our NEOs and key employees to grow our business over both the short and long-term, which fosters an increased commitment to the Company's overall performance and success.

        Our compensation philosophy is generally opposed to the granting of perquisites to our NEOs. We do not have programs for providing perquisites or other personal benefits to officers, such as automobiles, permanent lodging or defraying the cost of personal entertainment or family travel. The only exception is a small grant made to certain NEOs and other officers to maintain country club memberships, which the grantees often use to entertain customers of the Company. Our health care and other insurance programs are the same for all eligible employees, including NEOs.

        The Compensation Committee intends to adopt a policy in 2007 stating that, if the Company should in the future restate any of its financial statements, then all performance-based awards that have been previously been paid based on the financial statements as originally released, shall be returned to the Company, to the extent such awards would not have been earned under the financial statements, as restated.

Compensation Objectives

        The Company's compensation programs are designed to address the following issues and achieve the following objectives:

  •
  Competition—The individual components of compensation and the actual numbers that are granted reflect the competitiveness in our industry for skilled personnel, including executive management and key employees. Compensation packages also reflect the risk and reward to our employees of remaining with the Company in light of the business environment in which we operate.

  •
  Reward Individual Performance—Performance-based compensation elements tie individual compensation to the Company's performance in key areas, which holds individuals accountable, through their compensation, for their performance and impact on the Company.

Annex A-33

  •
  Retention—Our compensation packages are designed to attract and retain highly-qualified personnel. The actual numbers balance the cost to the Company of investing in an employee against the cost of losing such individual to a competitor and having to retrain a replacement.

  •
  Affordability—Our review process ensures that our compensation packages are affordable in relation to the Company's operating expenses and budget, yet further the goals underlying our compensation philosophy and provide a fair balance between cash and stock-based compensation.

  •
  Alignment with Stockholder Interests—Performance-based stock options and stock grants are contingent on the achievement of the Company's financial targets, and thus are designed to tie compensation to the Company's stock performance so that our employees' interests are aligned with those of our stockholders. The exercise price of stock options is fixed on the date of grant, and thus they reward employees only to the extent that the Shares price increases.

Compensation Committee Composition

        The Compensation Committee of the Board includes Brian Silva, the Chairman, and Robert Perkins and Arnie Semsky as members. Each of these directors qualifies as an "independent director" under Rule 4200 of the NASD Marketplace Rules, as an "outside director" under Section 162(m) of the Internal Revenue Code (the "Code") and as a "non-employee director" under Rule 16b-3(c) of the Exchange Act. Furthermore, each of these individuals has substantial experience in setting compensation levels for executives. The Compensation Committee is responsible for ensuring that the Company's executive compensation strategy, policies and programs are competitive within the markets in which we compete for talent and reflect the long-term investment interests of our stockholders. The Compensation Committee acts pursuant to a duly adopted charter, which is posted on our Website. The Compensation Committee held six formal meetings, and held a substantial number of informal telephonic discussions, during the fiscal year ended December 31, 2006. Four of these formal meetings, and all of the telephonic discussions, were held in "executive session," with no executives of the Company present.

Annex A-34

        None of our NEOs serves as a member of the board of directors or on the compensation committee of any entity that has one or more executive officers serving as a member of our Board or on our Compensation Committee.

Compensation Committee Report

        The Compensation Discussion and Analysis included herein is a discussion of the Company's Named Executive Officer compensation philosophy, policies and programs, written from the perspective of how the Compensation Committee and management view and use such philosophy, policies and programs. Given the Compensation Committee's role in overseeing the philosophy, policies and programs, and its overall responsibility for determining the specific compensation for each of the Company's NEOs in light of such philosophy, policies and programs, the Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts of the document and discussing them with executive management. The Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Brian Silva

Robert Perkins

Arnie Semsky

Peer Group Analysis

        The Compensation Committee believes that, in making its compensation-related decisions, it is important to consider publicly available information about the compensation practices of similarly situated companies with which 24/7 Real Media competes for executive talent. The Chairman of the Compensation Committee periodically updates this group of companies to ensure that it remains relevant. The Compensation Committee reviewed publicly available information about the compensation practices of the peer companies listed below in making its compensation decisions for fiscal year 2006.

  •
  aQuantive, Inc.

  •
  Digitas Inc.

  •
  DoubleClick Inc.

  •
  LookSmart, Ltd.

  •
  Miva, Inc.

  •
  ValueClick, Inc.

        While the Compensation Committee ensures that NEO compensation levels are comparable to those of companies in the peer group, peer group data is only one factor that may guide the Compensation Committee's decisions. Such data is not a determinative factor in the review process. In any given year, actual NEO compensation may be above or below individual or average peer levels based on a number of factors. These factors include the Company's financial performance in key areas, individual NEO goals and objectives and the NEO's achievement of such individual goals and objectives.

Total Compensation Review and Decision-Making

        The Compensation Committee reviews and determines compensation annually for each of our Named Executive Officers both by individual element (base salary, bonus and stock-based

Annex A-35

compensation) and in total. In addition, the Compensation Committee develops, reviews and approves the individual NEO performance goals and objectives underlying each element of NEO compensation, evaluates how NEO performance should be tied to the particular goals and objectives and sets each NEO's compensation levels based on that evaluation.

        As described above under "Peer Group Analysis," one factor that the Compensation Committee considers in making its compensation determinations is what similarly situated companies offer their executive officers. Additional factors that the Compensation Committee considers include the five main objectives underlying our compensation philosophy set forth above under "Compensation Objectives" and the NEO's individual performance relative to goals set by the Compensation Committee.

        The Compensation Committee also reviews tally sheets for each NEO, which set forth current and historical compensation data for the NEO. Specifically, the tally sheets review the current and historical dollar amounts for base salary and bonus, stock-based compensation award amounts, outstanding stock-based compensation award holdings and balances and perquisites. The tally sheets also analyze potential payment obligations under the employment agreement with each NEO, including an analysis of the impact that would be created by a change in control of the Company. The Compensation Committee is committed to reviewing tally sheets on an annual basis.

        As Chairman of the Compensation Committee, Brian Silva provides advice on general trends in executive compensation and recommended changes to NEO compensation levels. The Compensation Committee also has the option to engage an outside consultant as needed to perform its duties, but did not opt to engage any such consultant to assist with its fiscal year 2006 compensation decisions. Upon completion of its overall analysis, the full Compensation Committee reviews and approves final NEO compensation packages.

Role of Named Executive Officers in Setting Compensation Levels

        Our NEOs collectively review and analyze the compensation package for each of the Company's employees annually, which includes a review of individual NEO compensation. The NEOs then make recommendations to the Compensation Committee regarding the NEO compensation packages. Ultimately, the Compensation Committee determines the compensation package for each NEO.

Elements of Named Executive Officer Compensation

        The individual elements of our Named Executive Officer compensation for fiscal year 2006 are outlined in the table below and consist of three key elements, base salary, bonus and equity incentives. A detailed discussion of each of these compensation elements follows. NEO compensation in subsequent years may include some or all of these components, as well as other components that are then applicable.

Compensation Element	Key Characteristics
Base Salary	•	Fixed cash component of pay;
	•	Amount determined based on NEO's skills, responsibilities, experience and performance;
	•	NEOs are eligible for annual increases based on performance, experience and/or changes in job responsibilities.
Target Bonus	•	Variable cash component of pay;
	•	Target amount determined based on NEO's skills, responsibilities, experience and performance;

Annex A-36

	•	Reward for short-term stockholder value creation;
	•	Actual amount depends on achievement of specified Company revenue, gross profit and EBITDA performance targets for fiscal year 2006.
Vesting Stock Options	•	Fixed equity component of pay;
	•	Amount determined based on NEO's skills, responsibilities, experience and performance;
	•	Vest in three equal annual installments beginning of first anniversary of grant date;
	•	Reward stockholder value creation;
	•	Value of award realized will be based on fair market value of 24/7 Real Media common stock on date of grant.
Performance-Based Stock Options	•	Variable equity component of pay;
	•	Target amount determined based on NEO's skills, responsibilities, experience and performance;
	•	Value of award realized will be based on fair market value of 24/7 Real Media common stock on date of grant.
Short-Term Stock Options	•	Amount of the award that actually becomes exercisable depends on achievement of specified Company revenue, gross profit and EBITDA performance targets for fiscal year 2006;
	•	Vest in three equal installments;
	•	First installment vests on first to occur of date the Company's accountants certify the fiscal year 2006 financial statements and March 10, 2007;
	•	Remaining installments vest on November 15, 2007 and November 15, 2008.
	•	Reward stockholder value creation;
Long-Term Stock Options	•	Amount of the award that actually becomes exercisable depends on achievement of specified Company revenue, gross profit and EBITDA performance targets in the three year period consisting of fiscal year 2006 through fiscal year 2008;
	•	Vest in single installment on first to occur of date the Company's accountants certify the fiscal year 2008 financial statements and March 10, 2009.
	•	Reward long-term stockholder value creation;
Performance-Based Stock Grants	•	Variable equity component of pay;
	•	Target amount determined based on NEO's skills, responsibilities, experience and performance;

Annex A-37

•	Value of award realized will be based on fair market value of 24/7 Real Media common stock on date of grant.

Analysis of Each Element of Named Executive Officer Compensation

        The Compensation Committee determines each element of NEO compensation individually each year based on the scope of each NEO's responsibilities, his prior relevant background, track record, training, skills, knowledge, experience and contribution to Company performance. In determining the amount of each compensation element, the Compensation Committee also takes into account the compensation paid to executive officers by the Company's peer companies, the overall market demand for executive officers at the time, the Company's overall executive compensation philosophy and the Company-wide compensation objectives. Each element of the NEO's compensation is also evaluated together with the other components of his total compensation package to ensure that the overall package is adequate.

Base Salary

        Base salaries are a fixed cash component of NEO compensation and are determined individually each year by the Compensation Committee. In recent years, including fiscal year 2006, the Compensation Committee has opted to make only minimal increases in NEO base salaries. However, in subsequent years the Compensation Committee may opt to make adjustments to NEO base salaries based on NEO performance, changes in the scope of an NEO's responsibilities, general market conditions or other factors.

        The NEO base salaries set by the Compensation Committee for fiscal year 2006 and in prior years have been somewhat lower than those paid to executive officers of companies in our peer group. Because our NEOs' receive a base salary that is lower than what the market might otherwise dictate, the Compensation Committee grants appropriate levels of equity-based compensation to our NEOs in the form of stock options and stock grants. The Compensation Committee believes that compensation should be skewed towards incentive-based compensation.

Target Bonuses

        The Compensation Committee assigns an annual target bonus to each NEO that is a variable cash component of the NEO's total compensation package. The Compensation Committee assesses the competitiveness of these targets every year in connection with its annual compensation review. As with base compensation, in recent years the Compensation Committee has opted to make only minimal increases in NEO target bonuses. As a result, NEO target bonuses for fiscal year 2006 and in prior years have been somewhat lower than those paid to executive officers of companies in our peer group. The Compensation Committee grants to our NEOs appropriate levels of equity-based compensation also help to bridge the gap between the market and the bonuses paid to our NEOs.

        The actual amount of the target bonus that each NEO received depended upon the Company's achievement of specified short-term performance targets. Target bonuses are, therefore, designed to reward our NEOs for creating value for our stockholders in that the Committee tied NEO bonuses to the Company's achievement of pre-established revenue, gross profit and EBITDA performance targets for fiscal year 2006. The 2006 performance targets that the Compensation Committee tied to bonuses and tied to performance-based equity compensation (described in more detail below under "Stock Grants and Stock Options") were rather aggressive targets. The bonus and equity compensation targets tied to the achievement of these ambitious targets were designed to incentivize our NEOs to achieve the aggressive performance targets.

Annex A-38

        Each performance target is tied to one-third of each NEO's target bonus. Therefore, if the Company achieves 100% of a performance target, each NEO will be entitled to one-third of 100% of his target bonus. If the Company falls short of a particular performance target, each NEO will receive a pro rata reduction in the target one-third portion of his bonus. With respect to the EBITDA performance target, the Company's actual EBITDA for fiscal year 2006 must be at least 80% of the target EBITDA, or the NEOs will not earn any incentive compensation under the EBITDA component of their target bonus. If the Company exceeds 100% of a target component, any increases in NEO bonuses are at the discretion of the Compensation Committee. Bonuses are typically paid in March. The actual bonuses that our NEOs received for fiscal year 2006 were 104.9% of the target bonus amounts.

        The NEOs have always had the option to elect to receive all or a portion of their annual bonuses in the form of common stock, in lieu of cash. If this election is made, the stock issued is based on fair market value on the date of issuance. Each of our NEOs received the EBITDA portion of his bonus in 2006 in the form of common stock.

Stock Grants and Stock Options

Vesting Stock Options

        Vesting stock options are a fixed cash component of NEO compensation that reward our NEOs for creating value for our stockholders in the short-term. The Compensation Committee authorized and approved the vesting stock options for each of the NEOs for fiscal year 2006. The vesting stock options vest in three equal annual installments, beginning on the first anniversary of the date of grant, which was November 15, 2005. The value of the award of vesting stock options that each NEO will realize will be based on the fair market value of the Shares on the date of grant. Each stock option expires on the tenth anniversary of the date of grant date. The Compensation Committee did not grant any vesting stock options to our NEOs as part of their fiscal year 2007 compensation. Instead, the Compensation Committee granted our NEOs stock grants, which vest 20% on January 1 of each of 2008, 2009 and 2010 and 40% on January 1, 2011, subject to continued employment on such dates, unless vesting is accelerated under the terms of the 2002 Stock Incentive Plan or by action of the Compensation Committee.

Performance-Based Stock Options

        Performance-based stock options are a variable equity component of NEO compensation, which are tied closely to the Company performance and reward our NEOs for creating value for our stockholders. The Compensation Committee authorized and approved the amounts of performance-based stock options granted to each of our NEOs for fiscal year 2006. The Compensation Committee assesses the competitiveness of these grants every year in connection with its annual compensation review. The Compensation Committee did not grant any performance-based stock options to our NEOs as part of their fiscal year 2007 compensation.

Short-Term, Performance-Based Stock Options

        The Compensation Committee assigns target short-term, performance-based stock option grants to each NEO as part of the NEO's total compensation package. The actual amount of the short-term stock options that each NEO receives depended upon the Company's achievement of specified short-term performance targets. Short-term stock-options are, therefore, designed to reward our NEOs for creating value for our stockholders in the short-term. In 2006, the Compensation Committee tied NEO short-term stock option grants to the Company's achievement of pre-established revenue, gross profit and EBITDA performance targets for fiscal year 2006. Each performance target is tied to one-third of each NEO's short-term stock options. Therefore, if the Company achieves 100% of a

Annex A-39

performance target, each NEO will be entitled to one-third of 100% of his short-term stock options. If the Company falls short of a particular performance target, each NEO will receive a pro rata reduction in the target one-third portion of his short-term stock options. With respect to the EBITDA performance target, the Company's actual EBITDA for fiscal year 2006 must be at least 80% of the target EBITDA, or the NEOs will not earn any incentive compensation under the EBITDA component of their short-term stock options. If the Company exceeds 100% of a target component, any increases in short-term stock options are at the discretion of the Compensation Committee.

        The short-term stock options vest in three equal annual installments. The first installment vests on the first to occur of the date on which the Company's accountants certify the Company's fiscal year 2006 financial statements and March 10, 2007; the second and third installments vest on November 15, 2007 and November 15, 2008, respectively. The value of the award of short-term stock options that each NEO will realize will be based on the fair market value of the Shares on the date of grant. Each stock option expires on the tenth anniversary of the date of grant. The actual amount of short-term stock options that our NEOs received for fiscal year 2006 were 100% of the target amounts for each of Messrs. Moore, Hsu and Moran.

Long-Term, Performance Based Stock Options

        The Compensation Committee assigns target long-term, performance-based stock option grants to each NEO as part of the NEO's total compensation package. The actual amount of the long-term stock options that each NEO will receive depends upon the Company's achievement of specified long-term performance targets. Long-term stock-options are, therefore, designed to focus NEO attention on the Company's long-term success and reward our NEOs for creating value for our stockholders in the long-term. In 2006, the Compensation Committee tied NEO long-term stock option grants to the Company's achievement of pre-established revenue, gross profit and EBITDA performance targets in the three year period consisting of fiscal year 2006 through fiscal year 2008. Each performance target is tied to one-third of each NEO's long-term stock options. Therefore, if the Company achieves 100% of a performance target, each NEO will be entitled to one-third of 100% of his long-term stock options. If the Company falls short of a particular performance target, each NEO will receive a pro rata reduction in the target one-third portion of his long-term stock options. With respect to the EBITDA performance target, the Company's actual EBITDA for the three year period must be at least 80% of the target EBITDA, or the NEOs will not earn any incentive compensation under the PFOP component of their short-term stock grants. If the Company exceeds 100% of a target component, any increases in short-term stock grants are at the discretion of the Compensation Committee.

        The long-term stock options vest in a single installment on the first to occur of the date on which the Company's accountants certify the Company's fiscal year 2008 financial statements and March 10, 2009. The value of the award of long-term stock options that each NEO will realize will be based on the fair market value of the Company's common stock on the date of grant. Each stock option expires on the tenth anniversary of the date of grant.

Performance-Based Stock Grants

        Performance-based stock grants are a variable equity component of NEO compensation, which are tied closely to the Company performance and reward our NEOs for creating value for our stockholders. These grants are intended to be "performance-based" under Rule 162(m) of the Code. The Compensation Committee authorized and approved the amounts of performance-based stock grants for each of our NEOs for fiscal year 2006. The Compensation Committee assesses the competitiveness of these grants every year in connection with its annual compensation review.

Annex A-40

Short-Term, Performance-Based Stock Grants

        The Compensation Committee assigns target short-term, performance-based stock grants to each NEO as part of the NEO's total compensation package. The actual amount of the short-term stock grants that each NEO received depended upon the Company's achievement of specified short-term performance targets. Short-term stock-grants are, therefore, designed to reward our NEOs for creating value for our stockholders in the short-term. In 2006, the Compensation Committee tied NEO short-term stock grants to the Company's achievement of pre-established revenue, gross profit and EBITDA performance targets for fiscal year 2006. Each performance target is tied to one-third of each NEO's short-term stock grants. Therefore, if the Company achieves 100% of a performance target, each NEO will be entitled to one-third of 100% of his short-term stock grants. If the Company falls short of a particular performance target, each NEO will receive a pro rata reduction in the target one-third portion of his short-term stock grants. With respect to the EBITDA performance target, the Company's actual EBITDA for fiscal year 2006 must be at least 80% of the target EBITDA, or the NEOs will not earn any incentive compensation under the EBITDA component of their short-term stock grants. If the Company exceeds 100% of a target component, any increases in short-term stock grants are at the discretion of the Compensation Committee.

        The short-term stock grants for fiscal year 2006 vest in three equal annual installments. The first installment vests on the first to occur of the date on which the Company's accountants certify the Company's fiscal year 2006 financial statements and March 10, 2007; the second and third installments vest on November 15, 2007 and November 15, 2008, respectively. The value of the short-term stock grants that each NEO will realize will be based on the fair market value of the Company's common stock on the date of grant. The actual amount of short-term stock grants that our NEOs received for fiscal year 2006 was 109% of the target amounts for each of Messrs. Moore, Hsu and Moran.

        For fiscal year 2007, the Compensation Committee assigned target short-term, performance-based stock grants to each of our NEOs that are tied to the Company's achievement of pre-established revenue, gross profit and pro forma operating profit (PFOP) performance targets for fiscal year 2007. Each performance target is tied to one-third of each NEO's 2007 stock grants. Therefore, if the Company achieves 100% of a performance target, each NEO will be entitled to one-third of 100% of his short-term stock grants. If the Company falls short of a particular performance target, each NEO will receive a pro rata reduction in the target one-third portion of his short-term stock grants. With respect to the PFOP target, the Company's actual PFOP for fiscal year 2007 must be at least 80% of the target PFOP, or the NEOs will not earn any incentive compensation under the PFOP component of their short-term stock grants. If the Company exceeds 100% of a target component, any increases in short-term stock grants are at the discretion of the Compensation Committee.

        The short-term stock grants for fiscal year 2007 vest in three installments. The first 25% vests on the first to occur of the date on which the Company's accountants certify the Company's fiscal year 2007 financial statements and March 16, 2008; the next 25% vests on January 1, 2008 and the remaining 50% vests on January 1, 2009. The value of the short-term stock grants that each NEO will realize will be based on the fair market value of the Shares on the date of grant.

Long-Term, Performance Based Stock Grants

        The Compensation Committee assigns target long-term, performance-based stock grants to each NEO as part of the NEO's total compensation package. The actual amount of the long-term stock grants that each NEO will receive depends upon the Company's achievement of specified long-term performance targets. Long-term stock-grants are, therefore, designed to focus NEO attention on the Company's long-term success and reward our NEOs for creating value for our stockholders in the long-term. In 2006, the Compensation Committee tied NEO long-term stock grants to the Company's achievement of pre-established revenue, gross profit and EBITDA performance targets in the three

Annex A-41

year period consisting of fiscal year 2006 through fiscal year 2008. Each performance target is tied to one-third of each NEO's long-term stock grants. Therefore, if the Company achieves 100% of a performance target, each NEO will be entitled to one-third of 100% of his long-term stock grants. If the Company falls short of a particular performance target, each NEO will receive a pro rata reduction in the target one-third portion of his long-term stock grants. With respect to the EBITDA performance target, the Company's actual EBITDA for the three year period must be at least 80% of the target EBITDA, or the NEOs will not earn any incentive compensation under the EBITDA component of their long-term stock grants. If the Company exceeds 100% of a target component, any increases in long-term stock grants are at the discretion of the Compensation Committee.

        The long-term stock grants vest in a single installment on the first to occur of the date on which the Company's accountants certify the Company's fiscal year 2008 financial statements and March 10, 2009. The value of the award of long-term stock grants that each NEO will realize will be based on the fair market value of the Shares on the date of grant. The Compensation Committee did not grant any long-term, performance-based stock grants to our NEOs as part of their fiscal year 2007 compensation.

Termination/Change in Control Benefits

        Upon termination of employment, most executive officers are entitled to receive severance payments under their employment agreements or offer letters. In determining whether to approve and as part of the process of setting the terms of such severance arrangements, the Compensation Committee recognizes that executives and officers often face challenges securing new employment following termination. The severance packages included in the most current employment agreement for each of our NEOs is the same severance package that the NEO was granted when he first became an NEO of the Company. The Compensation Committee typically does not alter these severance arrangements. As a result, we believe that our NEO severance packages are significantly lower than those typically offered to executive officers of companies of a similar size to us.

        Our employment agreement with David J. Moore provides for an annual base salary of $270,450 and a target bonus of $400,000 for 2006. If we terminate Mr. Moore without cause, he is entitled to receive severance pay in an amount equal to his annual base salary, plus one-half of the maximum bonus for which he is eligible during the fiscal year of termination. If termination is the result of Mr. Moore's death or disability, we will pay his estate an amount equal to two years' of his base salary at his then current rate of pay.

        Our employment agreement with Jonathan K. Hsu provides for an annual base salary of $200,000 and a target bonus of $150,000 for 2006. If we terminate Mr. Hsu without cause, he is entitled to receive severance pay in an amount equal to nine months' of his base salary, plus the maximum bonus for which he is eligible during the fiscal year of termination. If termination is result of the result of Mr. Hsu's death or disability, we will pay his estate an amount equal to nine months' of his base salary at his then current rate of pay.

        Our employment agreement with Mark E. Moran provides for an annual base salary of $185,658 and a target bonus of $100,000 for 2006. If we terminate Mr. Moran without cause, he is entitled to receive severance pay in an amount equal to 4.5 months of his base salary, plus three-eighths of the maximum bonus for which he is eligible during the fiscal year of termination. If termination is the result of Mr. Moran's death or disability, we will pay to his estate an amount equal to nine months' base salary at his then current rate of pay.

        The material terms of our NEOs' employment agreements are as follows:

  •
  the employment agreements continue until terminated by either party;

  •
  during the employment term and thereafter, we will indemnify the executive to the fullest extent permitted by law, in connection with any claim against such executive as a result of such

Annex A-42

    executive serving as one of our officers or directors or in any capacity at our request in our with regard to any other entity, employee benefit plan or enterprise;

  •
  any dispute or controversy arising under or in connection with the employment agreement (other than injunctive relief) will be settled exclusively by arbitration; and

  •
  we may terminate the agreement at any time with cause (as defined in the agreement) and upon 30 days' notice without cause and, if an executive is terminated without cause (including our giving notice of non-renewal), the executive will receive severance pay and bonus, plus continued medical benefits generally for a period equal to one or two times the severance period.

Each of our executive officers participates in the Company's standard health, life, disability and other insurance programs. The table set forth below under "Potential Payments Upon Termination of Change in Control" shows estimates of compensation payable to each of our NEOs under specified circumstances.

Tax Treatment of Executive Compensation

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1.0 million in any taxable year that is paid to certain executives, unless the compensation qualifies as "performance-based" under federal tax law. In making compensation decisions, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to the Company's business needs. The Company's general policy is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of us and our stockholders. However, the Compensation Committee also believes that there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not such compensation is fully deductible under Section 162(m). The Company believes that compensation paid under the executive compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation.

Accounting for Stock-Based Compensation

        Beginning on January 1, 2007, the Company began accounting for stock based payments including its Stock Options, vesting Shares, restricted stock program and award in accordance with the requirements of FASB Statement 123(R). The Compensation Committee reviews and considers the accounting impact of the Company's equity awards.

Annex A-43

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

        No non-audit-related fees, tax fees, or all other fees were approved by our Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

        The audit reports issued by Goldstein Golub Kessler LLP, dated March 13, 2007, on the consolidated financial statements of the Registrant as of December 31, 2006 and December 31, 2005 and for the three years in the period ended December 31, 2006, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified, as to uncertainty, audit scope or accounting principles.

        During the two most recent fiscal years there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Audit Committee has determined that the provision of services rendered above for "All Other Fees" is compatible with maintaining Golstein Golub Kessler LLP's independence.

        Through September 30, 2005, Goldstein Golub Kessler LLP (the "Firm") had a continuing relationship with American Express Tax and Business Services Inc. ("TBS") from which it leased auditing staff who are full-time, permanent employees of TBS and through which its partners provided non-audit services. Subsequent to September 30, 2005, this relationship ceased and the Firm established a similar relationship with RSM McGladrey, Inc. The Firm has no full-time employees and therefore, none of the audit services performed were provided by permanent full-time employees of the Firm. The Firm manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Annex A-44

COMPANY STOCK PERFORMANCE

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

        The following graph compares the percentage change in the cumulative stockholder return on our common stock from December 31, 2001 through December 31, 2006 to the NASDAQ Composite Index and the NASDAQ Computer Index. The chart assumes that the value of investment in our common stock and in each index was $100 at December 31, 2001 and that all dividends were reinvested.

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006
24/7 Real Media, Inc.	100.00	100.00	582.61	376.52	638.26	786.96
NASDAQ Composite Index	100.00	68.47	102.71	111.54	113.07	123.84
NASDAQ Computer Index	100.00	63.50	95.35	98.45	101.16	107.38

Certain Transactions

        Tony Schmitz, a member of our Board, was an employee of the Company through October 2004. Mr. Schmitz served as a consultant for us from November 2004 through December 2004 for a fee of $10,000 per month. The Company continued to vest and make available to Mr. Schmitz his existing stock options granted while he was an employee, which were fully vested at the end of 2006. Mr. Schmitz received the stock options granted to the Board at the 2006 Meeting of Stockholders.

Contacting the Board

        Our Board has determined that, in order to facilitate communications with the Board, or any individual members or any Committees of the Board, stockholders should direct all communication in writing to our Corporate Secretary at 24/7 Real Media, Inc., 132 W. 31st Street, New York, NY 10001. Our Corporate Secretary will forward all such correspondence to the Board, individual members of the Board or applicable chairpersons of any Committee of the Board, as appropriate and as directed in the communication, unless the communication is unduly hostile, threatening or illegal.

Annex A-45

SCHEDULE I

INTEREST IN SECURITIES OF THE SUBJECT COMPANY

Name	Date	Nature of Transaction	Amount of Common Stock	Price
Jonathan K. Hsu	3/30/07	Disposition of Common Stock**	25,000	$8.01
Jonathan K. Hsu	4/30/07	Disposition of Common Stock**	25,000	$10.73
Jonathan K. Hsu	5/11/07	Acquisition of Common Stock****	1,759	$12.37
David J. Moore	4/25/07	Disposition of Common Stock**	16,915	$10.00
David J. Moore	4/25/07	Disposition of Common Stock***	27,597	$10.00
David J. Moore	4/26/07	Disposition of Common Stock**	13,085	$10.00
David J. Moore	4/26/07	Disposition of Common Stock***	22,403	$10.00
David J. Moore	5/1/07	Disposition of Common Stock***	25,000	$12.45
David J. Moore	5/1/07	Disposition of Common Stock**	15,000	$12.45
David J. Moore	5/11/07	Acquisition of Common Stock****	2,851	$12.37
Mark E. Moran	4/3/07	Acquisition of Common Stock*	167,132	$1.17
Mark E. Moran	5/11/07	Acquisition of Common Stock****	792	$12.37

*
Acquired upon exercise of employee stock option.

**
Sale pursuant to Rule 10b5-1 stock trading plan.

***
Same day option exercise/sale pursuant to Rule 10b5-1 stock trading plan.

****
Grant of restricted stock.

Schedule I-1

ANNEX B

LEHMAN FAIRNESS OPINION

May 17, 2007

Board of Directors
24/7 Real Media, Inc.
132 West 31st Street
9th Floor
New York, NY 10001

Members of the Board:

        We understand that 24/7 Real Media, Inc. (the "Company") intends to enter into a transaction (the "Proposed Transaction") with WPP plc ("WPP") pursuant to which WPP will acquire the Company through a cash tender offer for the outstanding shares of common stock, par value $0.01 per share, of the Company and a subsequent merger. The tender offer will be funded with WPP's existing cash reserves at a price of $11.75 per share. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement (the "Agreement") dated May 17, 2007 among the Company, WPP and MergerSub, a wholly-owned subsidiary of WPP.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal years ended 2005 and 2006 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company's common stock from April 20, 2006 to April 20, 2007 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) published estimates of independent research analysts with respect to the future financial performance of the Company and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections.

        In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or

Annex B-1

liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past, and expect to provide such services in the future, and have received, and expect to receive, customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

Annex B-2

QuickLinks

RIGHT TO DESIGNATE DIRECTORS; PARENT DESIGNEES
CERTAIN INFORMATION REGARDING THE COMPANY
INFORMATION CONCERNING CURRENT DIRECTORS AND OFFICERS OF 24/7 REAL MEDIA, INC.
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
COMPENSATION DISCUSSION AND ANALYSIS
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
COMPANY STOCK PERFORMANCE COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
SCHEDULE I INTEREST IN SECURITIES OF THE SUBJECT COMPANY
LEHMAN FAIRNESS OPINION